UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/28/2011

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18298

DE	95-4255452
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)

312-661-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

The registrant, Unitrin, Inc. (the "Company" or "Unitrin") issued a press release on June 28, 2011, which is attached hereto as Exhibit 99.01, announcing its preliminary estimate of catastrophe losses from severe storms during the month of May. The Company estimates second quarter earnings will include approximately $20 million in pre-tax catastrophe losses related to the May storm activity. Amounts recoverable through reinsurance are estimated to be immaterial.

The Company also announced that it has refined its estimate of its April catastrophe losses and believes the ultimate losses will be approximately $65 million, the lower end of its previously announced range.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events or outcomes and can be identified by the fact that they do not relate strictly to historical or current facts. These statements are based on our estimates and assumptions that involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. Accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this report. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this report. The reader is advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, as well as risk factors and other information included in the Company's most recent Form 10-K and 10-Q reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: June 29, 2011	By:	/s/ Dennis Vigneau
Dennis Vigneau
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.01	Unitrin Press Release dated June 28, 2011